Ex-99(i)

April 29, 2010

GuideStone Funds

2401 Cedar Springs Road

Dallas, Texas 75201-1407

Ladies and Gentlemen:

We have acted as counsel to GuideStone Funds, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 27 to the Trust’s Registration Statement on Form N-1A (File Nos. 333-53432; 811-10263) (the “Post-Effective Amendment”), registering an indefinite number of GS2 Class Shares of beneficial interest of the Conservative Allocation Fund I, Balanced Allocation Fund I, Growth Allocation Fund I and Aggressive Allocation Fund I; an indefinite number of GS4 Class Shares of beneficial interest of the Real Estate Securities Fund, Global Bond Fund, Inflation Protected Bond Fund, MyDestination 2005 Fund, MyDestination 2015 Fund, MyDestination 2025 Fund, MyDestination 2035 Fund, MyDestination 2045 Fund, Balanced Allocation Fund, Growth Allocation Fund, Aggressive Allocation Fund and Conservative Allocation Fund; and an indefinite number of GS2 and GS4 Class Shares of beneficial interest of the Money Market Fund, Low-Duration Bond Fund, Medium-Duration Bond Fund, Extended-Duration Bond Fund, Value Equity Fund, Growth Equity Fund, Small Cap Equity Fund, International Equity Fund and Equity Index Fund, each a series of the Trust, (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust Instrument, as amended, and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

GuideStone Funds

April 29, 2010

1.	The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

2.	When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP

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